Exhibit 99.1

[HEARTLAND FINANCIAL USA, INC., LOGO]


FOR IMMEDIATE RELEASE
JANUARY 23, 2004

FROM: Lynn B. Fuller                John K. Schmidt
      Chairman, President & CEO     Executive VP & CFO
      (563) 589-2105                (563) 589-1994
      lbfuller@htlf.com              jschmidt@dubuquebank.com


              WOODWARD RETIRES FROM HEARTLAND BOARD
                   LARSON TO SERVE AS DIRECTOR


(Dubuque, Iowa, January 23, 2004) - Heartland Financial USA, Inc. (Nasdaq NMS: HTLF) announced today that Ronald A. Larson was appointed to the board of directors effective January 20, 2004. Larson will fill a vacancy on the board created by the retirement of Robert Woodward on December 31, 2003.

"Bob Woodward's foresight and expertise guided Heartland from its inception to the present. His contribution was invaluable to the success of our company, and he will be greatly missed," stated Lynn B. Fuller, Heartland chairman, president, and CEO. "We are extremely fortunate to find a candidate as qualified as Ron Larson to fill this vacancy. His familiarity with the Southwest, where our newest banking subsidiaries are located, will be valuable as Heartland continues to expand its presence in the Southwest," he continued.

Larson is the founder of Larson Group L.C. of Scottsdale, Arizona. He is a founding investor and director of Heartland member bank Arizona Bank & Trust in Mesa, Arizona, and also serves as chairman of the bank's board of directors.

Mr. Larson graduated from Minnesota State University, Moorhead, Minnesota; the Stonier Graduate School of Banking, Rutgers University; and the National Commercial Lending Graduate School at the University of Oklahoma. He has extensive executive and chief executive experience in the banking, finance, and commercial leasing industries.

About Heartland Financial USA:
Heartland is a $2.0 billion financial services company with seven banks in Iowa, Illinois, Wisconsin, New Mexico and Arizona:

     Dubuque Bank and Trust Company, with eight offices in
       Dubuque, Epworth, Farley and Holy Cross, Iowa
     Galena State Bank and Trust Company, with three offices in
       Galena and Stockton, Illinois
     First Community Bank, with three offices in Keokuk, Iowa and
       Carthage, Illinois
     Riverside Community Bank, with three offices in Rockford,
       Illinois
     Wisconsin Community Bank, with six offices in Cottage Grove,
       Fitchburg, Green Bay, Middleton, Monroe and Sheboygan,
       Wisconsin
     New Mexico Bank & Trust, with twelve offices in Albuquerque,
       Clovis and Santa Fe, New Mexico
     Arizona Bank & Trust, with one office in Mesa, Arizona

Other subsidiaries include:

     ULTEA, Inc., a fleet management company with offices in Madison and Milwaukee, Wisconsin; Chicago, Illinois and Minnetonka, Minnesota
     Citizens Finance Co., a consumer finance company with offices in Madison and Appleton, Wisconsin; Dubuque, Iowa; and Rockford, Illinois
     HTLF Capital Corp., an investment banking firm with offices in Denver, Colorado and Blue Springs, Missouri

Heartland's shares are traded on The Nasdaq Stock Market under the symbol HTLF.

Additional information about Heartland is available through our website at www.htlf.com.